CSB BANCORP, INC.

EXHIBIT 23

CONSENT OF CROWE, CHIZEK AND COMPANY LLP

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the prospectuses constituting part of the registration statements on Form S-3 for the CSB Bancorp, Inc. Share Owner Dividend Reinvestment Plan and on Form S-8 for The Commercial & Savings Bank of Millersburg Profit Sharing and 401(k) Savings Retirement Plan and Trust of our report dated March 14, 2001 on the consolidated balance sheets of CSB Bancorp, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000, which report is incorporated by reference in this Form 10-K.

/S/ CROWE, CHIZEK AND COMPANY LLP Crowe, Chizek and Company LLP
Columbus, Ohio April 11, 2001